Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Webster Financial Corporation:

We consent to the use of our reports with respect to the consolidated balance sheets of Webster Financial Corporation and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, incorporated by reference herein, and to the reference to our firm under the heading “Experts” in the prospectus.

The report dated March 1, 2017, on the effectiveness of internal control over financial reporting as of December 31, 2016, expresses an opinion that Webster Financial Corporation did not maintain effective internal control over financial reporting as of December 31, 2016 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states, “A material weakness related to the Company’s allowance for loan and lease losses process has been identified and included in management’s assessment.”

/s/ KPMG LLP

KPMG LLP

Hartford, Connecticut

December 14, 2017